Exhibit 99.1

Company Contact:	Uma Subramaniam Director, Corporate Communications (408) 875-5473 uma.subramaniam@kla-tencor.com

Agency Contact:	David Moreno Senior Account Director, MCA (650) 968-8900 x125 dmoreno@mcapr.com
FOR IMMEDIATE RELEASE
KLA-TENCOR APPOINTS RICK WALLACE PRESIDENT
AND CHIEF OPERATING OFFICER
SAN JOSE, Calif., July 21, 2005 — KLA-Tencor Corporation (NASDAQ: KLAC) today announced that Richard P. (Rick) Wallace has been promoted to president and chief operating officer (COO). Rick brings extensive industry experience to his new role — with nearly two decades in senior management roles leading the operations and strategic direction of several of KLA-Tencor’s largest product organizations, as well as its customer group.
“Rick’s unique combination of strong customer focus, broad semiconductor industry experience, and long track record in contributing to the company’s success make him an outstanding choice for KLA-Tencor,” stated Ken Schroeder, KLA-Tencor’s chief executive officer (CEO). “I am delighted to make this announcement, and believe that Rick is ideally positioned to help lead KLA-Tencor’s operations as we strengthen our global leadership and enable our customers’ success in today’s consumer-driven semiconductor market.”
Rick earned a bachelor’s degree in electrical engineering from the University of Michigan, and a master’s degree in engineering management from Santa Clara University. A complete biography is attached to this press release.
About KLA-Tencor: KLA-Tencor is the world leader in yield management and process control solutions for semiconductor manufacturing and related industries. Headquartered in San Jose, Calif., the company has sales and service offices around the world. An S&P 500 company, KLA-Tencor was named one of the Best Managed Companies in America for 2005 by Forbes Magazine and is the only company in the semiconductor industry to receive the accolade for this year. KLA-Tencor is traded on the Nasdaq National Market under the symbol KLAC. Additional information about the company is available on the Internet at http://www.kla-tencor.com

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BIOGRAPHY
Richard P. (Rick) Wallace
President and Chief Operating Officer, KLA-Tencor
Rick Wallace brings 17 years of experience at KLA-Tencor to his new role as president and COO. Previously, Rick served as executive vice president, overseeing the Reticle and Photomask Inspection Division, Films and Surface Technology Division, CTO Software and Customer Group. He assumed this role in May of 2004.
Prior to this, Rick was named executive vice president of the Wafer Inspection Group in 2000, and had P&L responsibility for seven product divisions, which collectively generate more than 50 percent of the company’s revenue and profit. He has also served as group vice president for the Lithography Control Group, as well as vice president/general manager and vice president of marketing for the Wafer Inspection Division. He joined KLA-Tencor in 1988 as director of applications engineering.
Earlier in his career, Rick built his expertise in lithography and yield management through engineering positions with Ultratech Stepper and Cypress Semiconductor. He earned his bachelor’s degree in electrical engineering from the University of Michigan and his master’s degree in engineering management from Santa Clara University, where he also taught strategic marketing and global competitiveness courses upon his graduation.